PROSPECTUS                                      FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-39490

                                1,123,855 SHARES

                               COSTAR GROUP, INC.
                            ------------------------

                                  COMMON STOCK
                            ------------------------

     This prospectus relates to the public offering of up to 1,123,855 shares of common stock by some of our existing stockholders, some of whom received these shares in connection with acquisitions by CoStar Group, Inc.

     The selling stockholders may sell shares from time to time in:

     - privately negotiated transactions

     - transactions on the Nasdaq Stock Market or other markets on which we may list our common stock

     - underwritten offerings

     - a combination of these methods

     The prices at which the stockholders may sell their shares will be determined by the prevailing market price for the shares or in negotiated transactions. The proceeds to the selling stockholders from the sale of the common stock will be the selling price of the common stock sold less agents' commissions and underwriters' discounts, if any.

     We are not offering any shares of our common stock for sale under this prospectus and will not receive any of the proceeds from the sale of the shares.
                            ------------------------

     CoStar Group, Inc.'s common stock is listed on the Nasdaq Stock Market under the symbol "CSGP." The last reported sale price of the common stock on August 9, 2000 on the Nasdaq Stock Market was $26.75 per share.
                            ------------------------

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 5.
                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                            ------------------------

                 The date of this prospectus is August 10, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Incorporation by Reference..................................    2
Cautionary Notice Regarding Forward-Looking Statements......    3
CoStar Group................................................    4
Risk Factors................................................    5
Use of Proceeds.............................................    9
Selling Stockholders........................................   10
Plan of Distribution........................................   12
Legal Matters...............................................   14
Experts.....................................................   14
Where You Can Find More Information.........................   14

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. In addition, information that we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any prospectus supplement. We are incorporating by reference:

     - our Annual Report on Form 10-K for the year ended December 31, 1999

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000

     - our Form 8-A filed on June 25, 1998 with respect to our common stock

     - the portions of our Proxy Statement for the Annual Meeting of Stockholders held on June 21, 2000 that have been incorporated by reference into our Form 10-K

     - our Current Reports on Form 8-K dated February 25, 2000 and August 2,
       2000.

     In addition, we incorporate by reference any filings we make under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the registration statement of which this prospectus is a part but before it becomes effective and from the date of effectiveness until the selling stockholders sell all of the shares which are the subject of this prospectus.

     You can obtain any of the documents incorporated by reference in this document from the SEC through the SEC's web site at www.sec.gov or from us. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain these documents by requesting them in writing at the following address:
                       CoStar Group, Inc.
                       2 Bethesda Metro Center
                       Bethesda, MD 20814
                       Attention: Vice President, Investor and Public Relations
                       Telephone: (301) 215-8300

     You should rely only on the information contained in or incorporated into this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus and any prospectus supplement is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this document is accurate as of any date other than the date of this document or the document which is being incorporated by reference.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus and the documents incorporated herein that are subject to risks and uncertainties. Forward-looking statements include information that is not purely historic fact, including statements concerning the financial outlook for 2000 and estimates for the future, our possible or assumed future results of operations generally, new products and services that we expect to release, and other statements and information more specifically regarding assumptions about our earnings per share, capital and other expenditures, financing plans, cash flow, capital structure, pending legal proceedings and claims, future economic performance, operating income, management's plans, goals and objectives for future operations and growth and markets for stock. The sections of this prospectus and the documents incorporated herein, which contain forward-looking statements, include "CoStar Group, Inc.," "Business," "Properties," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Our forward-looking statements are identified by words such as "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. You should understand that these forward-looking statements are necessarily estimates reflecting our judgment, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. You should understand that the following important factors, in addition to those discussed in "Risk Factors" included herein and incorporated by reference, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements: competition and technological innovation by competitors; sensitivity to general economic conditions and events that affect commercial real estate in particular; business combinations and strategic alliances by other industry participants; growth in commerce conducted over the Internet; changes in relationships with real estate brokers and other strategic partners; and legal and regulatory issues.

     You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated herein by reference. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or the date of the document incorporated herein by reference or to reflect the occurrence of unanticipated events.

                                  COSTAR GROUP

     In this prospectus, the words "we," "our," "us," "CoStar" or "our company" refer to CoStar Group, Inc. and its subsidiaries. This prospectus may also refer to our Web site, but information contained on that site is not part of this prospectus.

     CoStar Group, Inc., a Delaware corporation incorporated in 1998 to succeed its predecessor companies, is the nation's largest provider of information services to the commercial real estate industry. Through internal development, extensive research and strategic acquisitions over 13 years, CoStar has compiled a comprehensive proprietary database that, as of June 1, 2000, covered 54 markets and tracked leasing and sales transactions for over 18 billion square feet of commercial real estate and approximately 1,000,000 tenants. CoStar delivers its content to customers through eight distinct products and services. Our wide array of digital service offerings includes a leasing marketplace, a selling marketplace, sales comparable information, decision support, contact management, tenant information, property marketing, and industry news. In 1999, we made significant progress in moving our business model to the Internet. Substantially all of our current services are digitally delivered and most of our clients receive information over the Internet. The Internet allows us to integrate data from distinct product areas, deliver it more quickly to customers and allows our clients to increase their efficiencies, decrease costs of conducting business and ultimately, increase transaction values. Today, we are creating a digital marketplace where the commercial real estate industry and related businesses can continuously interact and easily facilitate transactions over the Internet due to efficient exchange of accurate and standardized information supplied by us.

     Our principal executive offices are located at 2 Bethesda Metro Center, Bethesda, Maryland 20814 and our telephone number is (301) 215-8300.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should consider the following risk factors, as well as the risk factors contained in our Form 10-K for the fiscal year ended December 31, 1999, before deciding to purchase any shares of our common stock.

     Future sales of our common stock by existing stockholders could depress our stock price. As of August 1, 2000, we had 15,402,500 shares of common stock outstanding, and approximately 1,629,666 additional shares of common stock were reserved for issuance in connection with outstanding stock options, of which 643,261 were exercisable. We are registering 1,123,855 shares of common stock on the registration statement of which this prospectus is a part, all of which may be sold in the public market. In addition to these shares, a significant number of our shareholders who hold restricted securities became eligible to resell these securities under Rule 144(k) without any volume limitations in July 2000. In addition, approximately 1,013,308 shares, which include 1,003,855 of the shares offered hereby, were subject to lock-up agreements that expired in July 2000.

     Sales of a substantial number of shares of our common stock in the public market, or the perception that substantial sales might occur, could cause the market price of our stock to decrease significantly. This could also make it more difficult for us to raise capital by selling stock or use our stock as currency in acquisitions.

     Our future profitability is uncertain due to our continuing operating losses. We have never recorded an overall operating profit because the investment required for geographic expansion and new services has exceeded the profits generated in our established markets. We may invest in expansion and new services and could therefore sustain substantial losses for the next eighteen months. Our ability to earn a profit will largely depend on our ability to generate profits from services that exceed our investment in geographic expansion and new services. We may not be able to generate revenues sufficient to earn a profit, to maintain profits on a quarterly or annual basis, or to sustain or increase our future revenue growth.

     Our operating results may fluctuate significantly. Our revenues and operating results may fluctuate with general economic conditions and also for many other reasons, such as: our investments in geographic expansion; the timing of new service introductions and enhancements; the success of new products; the timing of investing the net proceeds from our offerings; acquisitions of other companies or assets; sales and marketing promotional activities; loss of clients or revenues due to consolidation in the real estate industry or other factors; changes in client budgets; or our investments in other corporate resources.

     We may not be able to successfully introduce new products, including our CoStar Exchange product. Our future business and financial success will depend on our ability to continue to introduce new products into the marketplace. Developing new products, such as CoStar Exchange, imposes heavy burdens on our systems development department, product managers, management and researchers. In addition, successfully launching and selling a new product, such as CoStar Exchange, puts pressure on our sales and marketing resources. If we are unable to develop new products, then our customers may choose a competitive service over ours and our business may be adversely affected. In addition, if we incur significant costs in developing new products, such as CoStar Exchange, or are not successful in marketing and selling these new products, it could have a material adverse effect on our results of operations, including on our ability to sell CoStar Exchange and our other products.

     We may not be able to complete successfully our planned expansion. Our future business and financial success will depend on our ability to continue to expand our services and the areas where we do business. These expansion efforts must occur while information technology is rapidly changing. These efforts impose additional burdens on our research, systems development, sales and marketing, and general managerial resources. We may not be able to manage this growth successfully. The continued expansion effort on which our future growth depends has inherent risks, such as the following: any new or enhanced services we develop might not meet the increasingly sophisticated needs of our current or potential clients; we might not succeed in developing new or enhanced services; and we might not succeed in entering new geographical markets.

     If we are unable to maintain the integrity and reliability of our data, our business could be harmed. Our success depends on our clients' confidence in the comprehensiveness, accuracy, and reliability of the data we provide. We believe that we take adequate precautions to safeguard the completeness and accuracy of our data and that the information is generally current, comprehensive, and accurate. But the task of establishing and maintaining this quality while we grow is challenging. We cannot guarantee that we can sustain those efforts. If we cannot maintain the quality of our data, we could experience reduced demand for our services and could be exposed to lawsuits claiming damages resulting from inaccurate data.

     We may not be able to adapt to the rapid technological changes to the Internet and Internet products. To be successful, we must adapt to the rapid technological changes to the Internet and Internet products by continually enhancing our Web site and introducing and integrating new services and products to capitalize on the technological advances in the Internet. Although in the next 12 months we expect to migrate all of our information products to a web-based platform, this process is costly and we cannot assure you that we will be able to successfully integrate our services and products with the Internet's technological advances. The collection, storage, management and dissemination of commercial real estate information from a centralized database on the Internet is a recent and evolving development. Our market is characterized by rapidly changing technologies, evolving industry standards, increasingly sophisticated customer needs and frequent new product introductions. These factors are exacerbated by the rapid technological change experienced in the computer and software industries. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. If we incurred significant costs without adequate results or we are unable to adapt to rapid technological changes, it could have a material adverse effect on our business.

     Our increasing use of the Internet and the World Wide Web exposes us to regulatory and other uncertainties. Most of our clients currently receive their CoStar data via the Internet. We are in the process of making substantially all our services accessible through a standard Web-browser format. This exposes us to various uncertainties arising from the future course of development of the Internet and the World Wide Web. Governments in the United States and abroad might adopt laws or regulations applicable to Internet commerce that could harm our business by, for example, regulating our transmissions over the Internet or exposing our business to new taxes in various jurisdictions. User concerns about the privacy and security of Internet-distributed communications might impede the growth of our business. We may need to expend substantial resources to protect against security breaches on our Web site or in our Internet communications.

     We cannot assure you that our Internet products will achieve market acceptance. We intend to continue to increase our reliance on the Internet for delivery of our services and products. As a result, our future profitability will increasingly rely upon the use of our information services and transaction support products on the Internet. Our ability to obtain market acceptance for our Internet products will depend on the following factors: our ability to transition our customers from the use of our services and products on CD-ROM to the use of these services and products on the Internet in a timely and efficient manner; our customers acceptance of, and their ability to adapt to the use of, our existing and future services and products on the Internet; and our ability to anticipate and adapt to the changing Internet market. If our Internet-based information services or transaction support products are not received favorably by our current customers, their use of our other products may be negatively affected or cause new customers to choose a competitive service over ours.

     Unsatisfactory Internet performance, interruption or failure could have an adverse effect on our business. Our business increasingly depends upon the satisfactory performance, reliability and availability of our Web site, the Internet and the World Wide Web. Problems with the Internet or Web may impede the development of our business for a number of reasons. If the number of Internet users or their use of Internet resources continues to grow, we may overwhelm the existing Internet infrastructure. Growth in Internet usage that is not matched by comparable growth of the infrastructure supporting the Internet could result in slower response time, cause outright failure of the Internet, or otherwise adversely affect usage.

     We may be subject to legal liability for displaying or distributing information on the Internet. Because the content in our database is distributed to others, we may be subject to claims for defamation, negligence or copyright or trademark infringement or claims based on other theories. These types of claims have been brought, sometimes successfully, against Internet services in the past. We could also be subject to claims based upon the content that is accessible from our Web site through links to other Web sites or information on our Web site supplied by third parties. Our insurance may not adequately protect us against these types of claims. Even to the extent these claims do not result in liability to us, we could incur significant costs in investigating and defending against any claims. Our potential liability for information distributed by us to others could require us to implement measures to reduce our exposure to liability, which may require the expenditure of substantial resources and limit the attractiveness of our service to users.

     Temporary or permanent outages of our computers and software or telecommunications equipment could have an adverse effect on our business. Our operations depend on our ability to protect our database, computers and software, telecommunications equipment and facilities against damage from potential dangers such as fire, power loss, security breaches, and telecommunications failures. Any temporary or permanent loss of one or more of these systems or facilities from an accident, equipment malfunction or some other cause could harm our business. Our core computer services and networking equipment are located in a climate controlled, fire and security-protected central location. We keep off-site backup copies of all data contained in our database, maintain a back-up power supply and equipment, and stockpile spare parts. These measures may not, however, adequately protect our business.

     We may be unable to enforce or defend our ownership and use of intellectual property. The success of our business depends in large part on the intellectual property involved in our methodologies, database and software. We rely on a combination of trade secret and copyright laws, nondisclosure and noncompetition provisions, license agreements and other contractual provisions and technical measures to protect our intellectual property rights. We cannot guarantee that we will always succeed in this effort. Our business could be significantly harmed if we do not succeed in protecting our intellectual property. The same would be true if a court should find that our services infringe other persons' intellectual property rights. Any intellectual property lawsuits in which we might become involved, either as a plaintiff, or as a defendant, could cost us much time and money.

     International expansion may result in new business risks. If we expand internationally, this expansion could subject us to new business risks, including: adapting to the differing business practices and laws in foreign commercial real estate markets; difficulties in managing foreign operations; limited protection for intellectual property rights in some countries; difficulty in accounts receivable collection and longer collection periods; cost of enforcement of contractual obligations; impact of recessions in economies outside the United States; currency exchange rate fluctuations; and potentially adverse tax consequences.

     Our business depends on retaining and attracting highly capable management and operating personnel. Our success depends in large part on our ability to retain and attract management and operating personnel, including our President and Chief Executive Officer, Andrew C. Florance. Our business requires highly skilled technical, sales, management, Web-development, marketing and research personnel, who are in high demand and are often subject to competing offers. Because we are expanding rapidly, we continue to need an increased number of management and support personnel. To retain and attract key personnel, we use various measures, including multi-year employment agreements containing confidentiality and non-competition agreements, a stock option plan, and incentive bonuses for key executive officers. We are the beneficiary of a key person life insurance policy on Mr. Florance. These measures may not be enough to retain and attract the personnel we needs or to offset the impact on our business of a loss of Mr. Florance or other key employees.

     If we are unable to continue to develop our sales force, it could have a material adverse effect on our business. In order to support our growth, we need to continue to increase the size of our direct sales force. Our ability to increase our direct sales force involves a number of risks, including: the competition we face from other companies in hiring and retaining sales personnel; our ability to integrate and motivate additional sales and sales support personnel; our ability to manage a multi-location sales organization; and the length of time it takes new sales personnel to become productive.

     Competition could render our services uncompetitive. The market for information systems and services in general is highly competitive and rapidly changing. We believe our proprietary database and content compete favorably with our competitors. However, many of our existing competitors, as well as a number of potential new competitors, may have longer operating histories in the Internet market, greater name recognition, larger customer bases, lower prices, greater user traffic or greater financial, technical and marketing resources than us. Our competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, subscribers, distribution partners and content providers and may be able to respond more quickly to new or emerging technologies and changes in Internet user requirements. Increased competition could result in lower revenues and higher expenses, which would reduce our profitability.

     Cyclical downturns and consolidation in the commercial real estate industry could have an adverse effect on our business. Our business depends on conditions in the commercial real estate industry, including businesses that supply or invest in that industry. Changes in the commercial real estate market may affect demand for our services. The traditional economic downturns in the commercial real estate industry could harm our business. These changes could decrease renewal rates, which could have a material adverse impact on our operating results. Also, companies in this industry are consolidating, often in order to reduce expenses. Consolidation could reduce the number of our existing clients, reduce the size of our target market and increase our clients' bargaining power. Any of these factors could adversely affect our business.

     If we do not generate sufficient cash flows from operations, we may need additional capital. To date, we have financed our operations through cash from profitable operations in our established markets, the sale of our stock and borrowing money. If we do not generate enough cash from operations to finance our business in the future, we will need to raise additional funds through public or private financing. Selling additional stock could dilute the equity interests of our stockholders. If we borrow money, we will have to pay interest and agree to restrictions that may limit our operating flexibility. We may not be able to obtain funds needed to finance our operations at all or may be able to obtain them only on unattractive terms.

     Problems with our software could impair the use of our services. The software underlying our services is complex and may contain undetected errors. We have previously discovered errors in our proprietary software. Despite testing, we cannot be certain that errors will not be found in current versions, new versions or enhancements of that software. Any errors could result in adverse publicity, impaired use of our services, loss of revenues, cost increases and legal claims by customers. All these factors could seriously damage our business, operating results and financial condition.

     Market volatility may have an adverse effect on our stock price. The trading price of our common stock has fluctuated widely in the past and, like most stocks, it will continue to fluctuate in the future. The price could fluctuate widely based on numerous factors, including: quarter-to-quarter variations in our operating results; changes in analysts' estimates of our earnings; announcements by us or our competitors of technological innovations or new services; general conditions in the commercial real estate industry; developments or disputes concerning copyrights or proprietary rights; regulatory developments; and economic or other factors. In addition, in recent years, the stock market in general, and the shares of Internet-related and other technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies.

     Stock ownership by executive officers and directors provides substantial influence over matters requiring a vote of stockholders. Our executive officers and directors, and entities affiliated with them, beneficially own a sufficient number of our outstanding common stock to exercise substantial influence over the election of directors and other matters requiring a vote of stockholders. This concentrated ownership might delay or prevent a change in control and may impede or prevent transactions in which stockholders might otherwise receive a premium for their shares.

     Our charter documents contain provisions that could impede third party acquisitions. Our governing corporate documents contain provisions that could discourage potential takeover attempts and make attempts by our stockholders to change management more difficult. These provisions include: a requirement that stockholders give us advance notice of certain nominations for our board of directors and of new business for any stockholder meeting; a prohibition on stockholders' calling special meetings; and a prohibition on stockholder action by written consent. Our certificate of incorporation also allows our board of directors to issue up to two million shares of preferred stock and to fix the rights of those shares without a vote by the stockholders. The rights of holders of common stock may be harmed by the rights of the holders of this "blank check" preferred stock. If we issue any preferred stock, an outside party may find it more difficult to acquire a majority of our outstanding voting stock. In addition, we are subject to the anti-takeover provisions of

Section 203 of the Delaware General Corporation Law. Applying these provisions could delay or prevent a change in control, which could adversely affect the market price of our common stock.

                                USE OF PROCEEDS

     We will not receive any proceeds from the offering. The selling stockholders will receive the proceeds from the offering.

                              SELLING STOCKHOLDERS

     The shares of common stock to be sold by the selling stockholders under this prospectus represent shares issued to them prior to our initial public offering or in connection with our acquisitions of Jamison Research, Inc. and LeaseTrend, Inc. in January 1999. The selling stockholders are under no obligation to sell all or any portion of the shares under this prospectus.

     The table below sets forth the number of shares of our common stock beneficially owned by each selling stockholder as of August 1, 2000, the number of shares being offered and the percentage of the common stock owned by each selling stockholder. As of August 1, 2000, we had 15,402,500 shares of common stock outstanding.

                                               SHARES BENEFICIALLY    NUMBER OF     SHARES BENEFICIALLY
                                                OWNED BEFORE THE     SHARES BEING     OWNED AFTER THE
                                                    OFFERING           OFFERED          OFFERING(1)
                                               -------------------   ------------   -------------------
                    NAME                        NUMBER     PERCENT                   NUMBER     PERCENT
                    ----                       ---------   -------                  ---------   -------
Michael R. Klein(2)..........................  1,814,895    11.8%      100,000      1,714,895    11.1%
Andrew C. Florance(3)........................    553,012     3.5%       20,000        533,012     3.4%
Blue Chip Capital Fund Limited
  Partnership(4).............................    316,238     2.1%      316,238              0       0
Henry D. Jamison IV(5).......................    259,705     1.7%      245,915         13,790       *
Heitzman Business Trust(6)...................    174,503     1.1%      174,503              0       0
Leslie L. Jamison(7).........................    149,319       *       149,319              0       0
Benkert Business Trust(8)....................     66,477       *        66,477              0       0
Church of the Apostles of Atlanta(9).........     44,803       *        44,803              0       0
David P. Evemy(10)...........................      6,600       *         6,600              0       0

---------------
  *  Less than 1%.

 (1) Assumes that all the shares being offered are sold in the offering.

 (2) Includes 14,496 shares held in trust by Mr. Klein and his spouse for his nieces, for which Mr. Klein and his spouse share voting and dispositive power, and 14,496 shares held by another as trustee for Mr. Klein's children, for which Mr. Klein may be deemed to share voting and dispositive power. Mr. Klein disclaims beneficial ownership of these shares. Mr. Klein is Chairman of the Board of Directors of CoStar.

 (3) Includes 316,854 shares issuable upon options exercisable within 60 days of August 1, 2000. Mr. Florance is Chief Executive Officer, President and a Director of CoStar.

 (4) Blue Chip Capital Fund Limited Partnership was a stockholder of LeaseTrend, Inc., which was acquired by CoStar in January 1999. Z. David Patterson and John H. Wyant, managing directors of Blue Chip Venture Company, Ltd., the general partner of Blue Chip Capital Fund Limited Partnership, were directors of LeaseTrend until the acquisition by CoStar. Blue Chip received consideration in connection with the acquisition.

 (5) Includes 13,790 shares issuable upon options exercisable within 60 days of August 1, 2000. Mr. Jamison was a stockholder, an officer and a director of Jamison Research, Inc., which was acquired by CoStar in January 1999. Mr. Jamison received consideration in connection with the acquisition. Following the acquisition, Mr. Jamison continued as President of Jamison Research, and currently is a Regional Vice President for CoStar. Mr. Jamison is married to Leslie L. Jamison, and he may be deemed to share beneficial ownership of the 149,319 shares owned by Leslie L. Jamison.

 (6) Heitzman Business Trust was a stockholder of LeaseTrend, Inc., which was acquired by CoStar in January 1999. Fred A. Heitzman III, trustee of Heitzman Business Trust, was President and a director of LeaseTrend until the acquisition by CoStar. Mr. Heitzman is currently a Senior Vice President of CoStar. Heitzman Business Trust received consideration in connection with the acquisition.

 (7) Leslie Jamison was a stockholder, an officer and a director of Jamison Research, Inc., which was acquired by CoStar in January 1999. Ms. Jamison received consideration in connection with the acquisition. Ms. Jamison is married to Henry Jamison IV, and she may be deemed to share beneficial ownership of the 259,705 shares owned by Henry Jamison IV.

 (8) Benkert Business Trust was a stockholder of LeaseTrend, Inc., which was acquired by CoStar in January 1999. Gregory A. Benkert, trustee of Benkert Business Trust, was Vice President and a director of LeaseTrend, and is currently a Vice President of CoStar. Benkert Business Trust received consideration in connection with the acquisition.

 (9) The Church of the Apostles of Atlanta was a stockholder of Jamison Research Inc., which was acquired by CoStar in January 1999. The Church received consideration in connection with the acquisition.

(10) David Evemy was the President of Jamison Research, which was acquired by CoStar in January 1999. Mr. Evemy received consideration in the acquisition. Mr. Evemy was also an employee of CoStar until March 15, 2000.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, donees, assignees, transferees or successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this Prospectus (collectively, the "selling stockholders") may, from time to time, sell any or all of the shares of common stock offered hereby on the Nasdaq Stock Market or any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be made at market prices prevailing at the time of the sale or at negotiated or fixed prices. The selling stockholders will act independently of CoStar in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - privately negotiated transactions;

     - underwritten offerings;

     - short sales;

     - agreements by the broker-dealer and the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     - a combination of any such methods of sale; and

     - any other method permitted by applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or pursuant to Section 4(1) of the Securities Act, rather than under this prospectus.

     Unless otherwise prohibited, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the selling stockholders. The selling stockholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If the selling stockholders sell shares short, they may redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this prospectus. In addition, the selling stockholders may loan their shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. The selling stockholders may also pledge their shares to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. The selling stockholders have advised us that they expect to sell some or all of their shares in an underwritten offering led by Donaldson, Lufkin & Jenrette. The terms of any underwriting arrangements, once finalized, would be disclosed in a prospectus supplement filed with the SEC under Rule 424(b) of the Securities Act.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

     CoStar will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or financial institution for the sale of shares through a block trade, special or underwritten offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or financial institution. Such supplement will disclose:

     - the name of each selling stockholder and of the participating broker-dealer(s) or financial institution(s);

     - the number of shares involved;

     - the price at which such shares were sold;

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s) or financial institution(s), where applicable;

     - that such broker-dealer(s) or financial institution(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     - other facts material to the transaction.

     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, CoStar will file a supplement to this prospectus.

     The terms of our acquisition agreement with Jamison Research, Inc. and its former stockholders require us to keep this registration statement effective for a period of four months. The selling stockholders may only sell shares under this prospectus during the period for which the registration statement is effective.

     We will pay substantially all of the expenses in connection with the registration of the shares by the selling stockholders, other than any agents' commissions and underwriting discounts. We will not receive any proceeds from this offering. The selling stockholders and the Company may agree to indemnify any broker-dealer, underwriter or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

     The selling stockholders and any underwriters, brokers, dealers, financial institutions or agents that participate in the distribution of the common stock may be deemed to be "underwriters" under the Securities Act, and any profit on the sale of the common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, financial institutions or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of any other person participating in the distribution. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock and engaged in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     Josiah O. Low III is a managing director of Donaldson, Lufkin & Jenrette and is one of our directors.

                                 LEGAL MATTERS

     The validity of the common stock being offered by this prospectus is being passed upon for CoStar Group, Inc. by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations).

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the SEC, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement, and statements contained in this prospectus concerning the provisions of any document are not necessarily complete. For further information about CoStar and the common stock offered under this prospectus, you should read the registration statement, including its exhibits and the documents incorporated by reference.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

    Public Reference Room            New York Regional Office           Chicago Regional Office
   450 Fifth Street, N.W.              7 World Trade Center             500 West Madison Street
         Room 1024                          Suite 1300                         Suite 1400
   Washington, D.C. 20549               New York, NY 10048               Chicago, IL 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or on the SEC's web site, http:\\www.sec.gov.